Exhibit 99.1

[Sizeler Property Investors, Inc. Letterhead]

July 20, 2005

Fellow Shareholders:

As we enter the second half of the year, we are pleased to provide you with some highlights of your Company's financial and strategic progress, based upon the enhanced strategic plan adopted by your Board in August 2004.

In fact, a dramatic transformation has taken place. We have completed a series of initiatives -- including an equity placement, the call and conversion of substantially all of our debentures, and opportunistic sales of appreciated assets -- that together significantly strengthened Sizeler's financial position, as the following table illustrates:

	December 31, 2004	March 31, 2005	May 31, 2005 (pro forma based on 3/31/05 amounts)
Shares Outstanding(1)	13,000,000	16,000,000	21,000,000
Market Price per Share (month end)	$11.78	$11.86	$12.00
Equity Market Capitalization	$153,000,000	$190,000,000	$252,000,000
Net Debt Outstanding(2)	$198,000,000	$168,000.000	$91,000,000
Debt to Market Capitalization	1.29x	0.88x	0.36x

(1) Shares outstanding are rounded to the nearest million shares and reflect 2.6 million shares issued in March 2005 equity placement and 4.9 million shares issued in May 2005 upon the debenture conversion.

(2) Net debt outstanding gives effect to pay down of $28.5 million of debt in March 2005 with net proceeds of March 2005 equity placement, retirement of $56.6 million of convertible debentures in May 2005 through conversion or redemption, and the payoff of a $9.2 million mortgage on a property sold in May 2005 with the remaining sale proceeds of $15.5 million used to reduce bank debt and add to the Company's cash reserves.

These initiatives to strengthen our financial position reflect important industry trends and favorable market dynamics. Bear Stearns & Co., Inc. noted in a July 1, 2005 report that "during the last 12-18 months, superior REIT management teams have taken advantage of the low interest rate environment to raise equity and lower their debt levels, thus lowering capital costs."**

We have made, and continue to make, significant progress in the other components of our strategic plan, including:

  Upgrading and repositioning our apartment properties to increase occupancy and improve performance: occupancy as of March 31, 2005 was 95.2% compared with 89.2% at December 31, 2003.
  Actively seeking to acquire properties in high-growth markets.
  Developing new properties: Since early 2004, the development of 348 new apartment units by way of two projects to be completed by the end of 2005.

  Most recently, acquiring additional land for development near Palm Beach, FL.

Sizeler is committed to repositioning our portfolio for accelerated growth to increase shareholder value. Accordingly, we diligently review potential portfolio additions in apartment and community centers, including properties that will provide us the opportunity to utilize our expertise in upgrading and repositioning as we have done with great success in the past.

We also regularly evaluate opportunities to sell properties, and in this regard, as we have stated previously, we are considering alternative ownership structures for our three enclosed regional malls, including their possible sale. Consistent with our past practice and policy, we only comment on individual portfolio transactions when we have such agreements in place.

We are fortunate to have added the valuable counsel of Mark Tanz, who joined our Board in May. Mark has many years of broad real estate industry experience, having guided Revenue Properties Co. Ltd. and Pan Pacific Retail Properties, Inc., publicly traded companies that develop, operate and own shopping centers, office buildings and residential properties in the United States and Canada.

Finally, in late June Sizeler was added to the Russell 2000 stock index -- a positive development for shareholders that could lead to greater visibility of our stock and improved market liquidity for our investors. We further believe that our addition to the Russell 2000 reflects the efforts already completed to strengthen Sizeler financially and grow Sizeler's net worth and equity market capitalization.

Your Board and management firmly believe that our efforts to date have enhanced both Sizeler's long-term shareholder value and Sizeler's ability to execute further value-enhancing initiatives. We are committed to growing shareholder value and look forward to reporting to you throughout the second half of the year, including our second quarter results in early August.

As always, you may contact us personally at the telephone numbers listed below.

Respectfully,

/s/ Sidney W. Lassen	/s/ William G. Byrnes

Sidney W. Lassen	William G. Byrnes
Chairman and Chief Executive Officer	Vice Chairman of the Board
504.471.6200	504.466.5363

_______________

** The Company has not obtained the consent of the author and the publisher of the publication from which this quotation was obtained to the use of such material as proxy solicitation material.

PROXY SOLICITATION

SIZELER PROPERTY INVESTORS, INC. AND ITS DIRECTORS, INCLUDING THOSE DIRECTORS WHO ARE ALSO EXECUTIVE OFFICERS, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS. A LISTING OF THE SIZELER DIRECTORS AND CERTAIN OTHER INFORMATION REGARDING THEIR DIRECT AND INDIRECT INTERESTS IN THE SOLICITATION IS INCLUDED IN THE COMPANY'S SCHEDULE 14A FILED ON JUNE 28, 2005. SIZELER WILL ALSO BE FILING A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS OF SIZELER ARE ADVISED TO READ, WHEN AVAILABLE, SIZELER'S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH SIZELER'S SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF SIZELER AND OTHER INTERESTED PARTIES MAY OBTAIN FREE OF CHARGE, WHEN AVAILABLE, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE SCHEDULE 14A FILED ON JUNE 28, 2005), AT THE SEC'S INTERNET WEBSITE HTTP://WWW.SEC.GOV AND ALSO ON SIZELER'S INTERNET WEBSITE HTTP://WWW.SIZELER.NET. THE SCHEDULE 14A FILED JUNE 28, 2005, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT FOR THE 2005 ANNUAL MEETING ALSO MAY BE OBTAINED FREE OF CHARGE BY CONTACTING MORROW & CO., INC., WHICH IS ASSISTING SIZELER IN THE SOLICITATION OF PROXIES, AT (800) 654-2468 OR (212) 754-8000 (COLLECT).

Contact: Thomas A. Masilla, Jr., President, 504-471-6200

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this shareholder letter regarding Sizeler Property Investors Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.